UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 19, 2019

Constellation Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38584	26-1741721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 200 Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 714-0555

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2019, the Board of Directors (the “Board”) of Constellation Pharmaceuticals, Inc. (the “Company”), upon recommendation from the Nominating and Corporate Governance Committee of the Board, elected Scott Braunstein as a member of the Board, effective immediately. Dr. Braunstein will serve as a Class III director with a term expiring at the Company’s 2021 annual meeting of stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Dr. Braunstein has not yet been appointed to any committees of the Board. The Board has determined that Dr. Braunstein is “independent” as contemplated by the Nasdaq Stock Market and other governing laws and applicable regulations. The election of Dr. Braunstein brings the size of the Board to nine members.

Dr. Braunstein, age 55, has served as an operating partner at Aisling Capital since September 2015. From July 2015 to March 2018, Dr. Braunstein also served as Chief Operating Officer, SVP of Corporate Strategy and Chief Strategy Officer at Pacira Pharmaceuticals, Inc., a specialty pharmaceutical company. From 2014 to 2015, Dr. Braunstein served as a healthcare portfolio manager at Everpoint Asset Management, an investment firm. From 2002 to 2014, Dr. Braunstein was a healthcare analyst and managing director at J.P. Morgan Asset Management and portfolio manager for the J P Morgan Global Healthcare fund. Dr. Braunstein is currently chairman of the board of directors of ArTara Therapeutics, Inc. and serves as a member of the board of directors of SiteOne Therapeutics, Inc., each a private pharmaceutical company, and serves as a member of the following public company boards of directors: Esperion Therapeutics, Inc., Marinus Pharmaceuticals, Inc., Ziopharm Oncology, Inc. and Trevena, Inc. He earned his Bachelor of Applied Science from Cornell University and his MD from the Albert Einstein College of Medicine.

There are no arrangements or understandings between Dr. Braunstein and any other persons pursuant to which he was elected as a director. There are no transactions in which Dr. Braunstein has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

Dr. Braunstein will receive compensation for his service as a non-employee director and, if applicable, for committee service in accordance with the Company’s director compensation program, a summary of which was filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-225822) filed with the Securities and Exchange Commission on June 22, 2018 (the “Registration Statement”), including the award of a one-time nonqualified stock option under the Company’s 2018 Equity Incentive Plan to purchase 26,342 shares of common stock, $0.0001 par value per share, of the Company (“Common Stock”) at an exercise price of $10.81 per share, which was equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the effective date of Dr. Braunstein’s election.

In connection with his election, the Company and Dr. Braunstein will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.24 to the Registration Statement. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Dr. Braunstein for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by them in any action or proceeding arising out of their service as a director of the Company.

A copy of the Company’s press release announcing Dr. Braunstein’s election is furnished, but not filed, as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit relating to Item 5.02 shall be deemed to be furnished, and not filed:

99.1	Press Release dated February 20, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION PHARMACEUTICALS, INC.

Date: February 20, 2019	By:	/s/ Emma Reeve
Name: Emma Reeve
Title: Chief Financial Officer